Exhibit 21.1

Subsidiaries of TCW Direct Lending LLC

Name	Jurisdiction
TCW DL VI Funding I, LLC	Delaware
TCW DL CTH LLC	Delaware
TCW DL ASH LLC	Delaware
TCW DL SSP LLC	Delaware